Exhibit 10.20

AECOM TECHNOLOGY CORPORATION
MANAGEMENT SUPPLEMENTAL EXECUTIVE RETIREMENT
PLAN

Effective July 1, 1998

AECOM TECHNOLOGY CORPORATION
MANAGEMENT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

I.                            ESTABLISHMENT AND PURPOSE

1.1                   Effective July 1, 1998, AECOM Technology Corporation has established this Management Supplemental Executive Retirement Plan (“Plan”) to supplement the retirement benefits payable to certain employees under the AECOM Pension Plan. This Plan is intended to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees described in Section 201(2) of ERISA.

II.                        DEFINITIONS

2.1                   Actuarial Equivalent has the same meaning as under the AECOM Pension Plan.

2.2                   AECOM Pension Plan means the AECOM Technology Corporation Pension Plan, as amended from time to time.

2.3                   Beneficiary means the person(s) designated by the Participant in writing to receive any death benefits payable under the AECOM Pension Plan.

2.4                   Board of Directors means the Board of Directors of the Company.

2.5                   Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6                   Committee means the Pension Committee or such other committee designated or appointed by the Board of Directors to administer the Plan.

2.7                   Company means AECOM Technology Corporation.

2.8                   Disability has the same meaning as under the AECOM Pension Plan.

2.9                   Early Retirement Date has the same meaning as under the AECOM Pension Plan.

2.10             Effective Date means July 1, 1998.

2.11             ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.12             Normal Retirement Age has the same meaning as under the AECOM Pension Plan.

2.13             Participant refers to an employee of the Company who (a) is a member of a select group of management or highly compensated employees (within the meaning of Section 201(2) of ERISA), (b) is an officer, (c) is eligible for the AECOM Technology Corporation Incentive Compensation Plan, and (d) has been selected by the Committee to participate in this Plan. The Committee shall maintain a record of Participants.

2.14             Plan Administrator means the Committee.

2.15             Plan Year means the twelve-month period ending on September 30, with the first Plan Year beginning July 1, 1998 and ending September 30, 1998.

2.16             Retirement Date means the first day of the month following a Participant’s termination of employment for any reason, including death.

2.17             Spouse means the person to whom the Participant is married on his Retirement Date or on his date of death, if earlier.

2.20             Total AECOM Pension Plan Benefit means the annual benefit the Participant would have received under the AECOM Pension Plan if there was no amendment to the AECOM Pension Plan effective July 1, 1998 terminating participation for officers eligible for the AECOM Technology Corporation Incentive Compensation Plan;

2.21             Year of Service means a year of Credited Service as defined in the AECOM Pension Plan.

III.                    BENEFITS

3.1                      Plan Benefits

A Participant who terminates employment with the Company and who is entitled to a benefit under the AECOM Pension Plan shall be entitled to a benefit under this Plan commencing on the same date that his benefit under the AECOM Pension Plan commences. The amount of the benefit payable under this Plan shall be equal to (a) minus (b):

(a) The Participant’s Total AECOM Pension Plan Benefit;

(b) The annual benefit payable to the Participant under the AECOM Pension Plan.

3.2                   Rules Regarding Reductions

For purposes of calculating the amounts payable under the AECOM Pension Plan for purposes of Section 3.1, any portion of the Participant’s benefits under the AECOM Pension Plan which is payable (or has been paid) to another person pursuant to a court order shall be treated as payable to the Participant.

3.3                    Form of Benefit

The Participant’s benefit under Section 3.1 shall be paid in the same form as elected under the AECOM Pension Plan.

3.4                    Pre-Retirement Death Benefits

If the Participant dies while employed by the Company (whether or not before his Early Retirement Date), his surviving Spouse shall receive a monthly benefit for life equal to the amount that the Spouse would have received under the AECOM Pension Plan minus the amount received under the AECOM Pension Plan.

IV.                    AMENDMENT AND TERMINATION

4.1                       Amendment

The Board of Directors reserves the right in its discretion to amend this Plan at any time in whole or in part, provided, however, that no amendment shall result in the forfeiture of any Participant’s Plan benefits earned prior to the date the Board adopts the amendment. The Company shall notify Participants (and the Spouses of deceased Participants) of any amendments which affect the amount or timing of benefits within 90 days of the effective date of such amendments.

4.2                    Termination

The Board of Directors may terminate the Plan at any time. Termination shall not result in the forfeiture of any Participant’s benefits earned prior to the date the Board adopts a resolution terminating the Plan.

V.                        ADMINISTRATION

5.1         This Plan shall be adopted by the Company and shall be administered by the Committee.

5.2                   The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as it deems advisable in the administration of the Plan, to construe and interpret the Plan, and the rules and regulations, and to make all other determinations and interpretations of the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons, except as otherwise provided by law. Committee members who are Participants shall abstain from voting on any Plan matters that would cause them to be in constructive receipt of benefits under the Plan. The Committee may delegate its responsibilities as it sees fit.

5.3         If a Participant or Spouse believes benefits have been incorrectly calculated or denied, such person may file a claim with the Committee. The Committee shall follow the claims procedures in the AECOM Pension Plan.

5.4                   All Plan administrative expenses shall be paid by the Company.

5.5                   The Company shall indemnify the Committee and each Committee member against any and all claims, losses, damages, expenses (including reasonable counsel fees), and liability arising from any action, failure to act, or other conduct in the member’s official capacity, except when due to the individual’s own gross negligence or willful misconduct.

VI.                    GENERAL PROVISIONS

6.1                   No Funding Obligation. The amounts accrued by a Participant hereunder are not held in a trust or escrow account and are not secured by any specific assets of the Company or in which the Company has an interest. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. The Company may make such arrangements as it desires to provide for the payment of benefits. Neither the Participant, the Spouse nor the Participant’s estate shall have any rights against the Company with respect to any portion of the Participant’s benefits except as a general unsecured creditor of the Company. No Participant has an interest in his benefits until the Participant actually receives payment. Notwithstanding the foregoing, the Company may create and fund a “rabbi trust” (the “Trust”) with respect to this Plan. The creation and funding of said Trust shall not create a security interest in the property of such Trust in favor of the Participant, the Spouse or the Participant’s estate, or otherwise cause a funding of the Plan or Trust in any manner inconsistent with the preceding provisions of this Section 6.1.

The amount of any contributions to such Trust shall be totally discretionary as determined by the Company. Any amount paid from such Trust to the Participant shall reduce the amount to be paid pursuant to this Plan by the Participating Employer. In the event the amounts paid from the Trust are insufficient to provide the full benefits payable to the Participant under this Plan, the Participating Employer shall pay the remainder of such benefit in accordance with the terms of this Plan. It is the intention of the Participating Employers that this Plan and Trust be considered unfunded for purposes of the Code and Title 1 of ERISA.

6.2                   Non-alienation of Benefits. No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant or Spouse, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.

6.3                   Limitation of Rights. Nothing in this Plan shall be construed to limit in any way the right of the Company to terminate a Participant’s employment at any time for any reason whatsoever with or without cause; nor shall it be evidence of any agreement or understanding, express or implied, that the Company (a) will employ a Participant in any particular position, (b) will ensure participation in any incentive programs, or (c) will grant any awards from such programs.

6.4                   Applicable Law. This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of California except as otherwise provided in ERISA.

This Plan is hereby adopted by the Company on this 1st day of July, 1998.

AECOM TECHNOLOGY CORPORATION

By	/s/ R. Keeffe Griffith
Its	Vice President